UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007

IGNIS PETROLEUM GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-50929 (Commission File Number)	16-1728419 (IRS Employer Identification No.)

One Legacy Town Center 7160 Dallas Parkway, Suite 380 Plano, Texas (Address of Principal Executive Offices)	75024 (Zip Code)

(972) 526-5251

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5–Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2007, Michael P. Piazza tendered his resignation as a Director and, effective as of December 31, 2007, as President, Chief Executive Officer and Treasurer. On the same date, our Board of Directors appointed Mr. Geoff Evett to serve, on an interim basis, as our President and Chief Executive Officer. On December 27, 2007, Mr. James H. Dorman accepted our Board of Directors appointment to the Board, filling a prior vacancy.

Mr. Dorman (age 74) has almost 50 years of experience in exploration and development, as a professional geologist and as an oil and gas executive. Since 2001 he has been involved in various advisory projects for Platinum Energy Corporation. Since 2002, he has been a member of the Board of Directors of Transmeridian Exploration, Inc., a publicly-held exploration and production company. In 1996, Mr. Dorman founded Doreal Energy Corporation, also a publicly-held exploration and production company, and served as President, Chief Executive Officer and a Director until retiring in 2001. Since May 2007, Mr. Dorman has been a manager and principal of KD Resources, LLC, a privately owned oil and gas exploration company that Mr. Dorman founded along with other senior executives and directors of Platinum Energy Corporation.

Mr. Evett (age 67) joined our Board of Directors on August 30, 2005. Mr. Evett is a former banker with 33 years of experience. During the past six years, Mr. Evett has acted as a finance consultant to a major property development in the Czech Republic. He has also been involved with the development of a mixed commercial development in Prague. Mr. Evett serves as a director of Themis MN Fund Limited, a hedge fund listed on the Dublin Stock Exchange and serves as a partner in Capital Management Solution, a fund management company. He is also an agent for Banque SCS Alliance, a Swiss bank based in Geneva.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGNIS PETROLEUM GROUP, INC.,
a Nevada corporation

Dated: December 27, 2007	By: /s/ Geoff Evett

Geoff Evett

President and Chief Executive Officer